UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 5, 2008

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

     001-13183                                 58-2122873

     (Commission File Number)     (IRS Employer Identification No.)

     450 Northridge Parkway, Suite 302, Atlanta, Georgia             30350

             (Address of Principal Executive Offices)                       (Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

___________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

Roberts Realty Investors, Inc. is filing this Current Report on Form 8-K in light of the death on September 2, 2008 of Dennis H. James, a member of Roberts Realty’s board of directors and its audit committee since 1995. The directors, officers and employees of Roberts Realty are greatly saddened by his passing and sincerely appreciate his dedicated service as a director for more than 13 years. As a result of the death of Mr. James, Roberts Realty has notified the American Stock Exchange (the “Amex”) orally and in writing to the effect that Roberts Realty is no longer in compliance with Section 801(h) of the Amex Company Guide, which provides that a smaller reporting company must have an audit committee of at least two members.

Notwithstanding the SEC-mandated caption of Item 3.01 below, Roberts Realty has not received a notice of delisting from the Amex and is entitled under applicable Amex rules to a 75 day cure period (which will expire on November 16, 2008) to appoint a replacement to the audit committee and regain compliance with Section 801(h).

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 5, 2008, Roberts Realty notified the American Stock Exchange (the “Amex”) orally and in writing to the effect that due to the death of audit committee member Dennis H. James on September 2, 2008 as noted above, Roberts Realty’s audit committee currently has only one member. As a result, Roberts Realty is no longer in compliance with Section 801(h) of the Amex Company Guide. Roberts Realty expects that its board of directors will appoint a new independent director to its board of directors and audit committee within the 75 day cure period permitted under Section 803B(6) of the Amex Company Guide.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: September 8, 2008	By: /s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer